AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  ADT LIMITED,

                              LIMITED APACHE, INC.

                                       and

                             TYCO INTERNATIONAL LTD


















                           Dated as of March 17, 1997



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                                TABLE OF CONTENTS
                                                                           Page

                                    ARTICLE I

                                   THE MERGER

 SECTION 1.01.         The Merger...........................................  2
 SECTION 1.02.         Effective Time.  ....................................  2
 SECTION 1.03.         Effect of the Merger.................................  2
 SECTION 1.04.         Articles of Organization; By-Laws....................  2
 SECTION 1.05.         Directors and Officers...............................  3
 SECTION 1.06.         Effect on Capital Stock..............................  3
 SECTION 1.07.         Exchange of Certificates.............................  5
 SECTION 1.08.         Stock Transfer Books.................................  7
 SECTION 1.09.         No Further Ownership Rights in Company Common Stock..  7
 SECTION 1.10.         Lost, Stolen or Destroyed Certificates...............  7
 SECTION 1.11          Dissenting Shares....................................  7
 SECTION 1.12.         Accounting Consequences..............................  8
 SECTION 1.13.         Taking of Necessary Action; Further Action...........  8
 SECTION 1.14.         Material Adverse Effect..............................  8

                                   ARTICLE II

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

 SECTION 2.01.         Organization and Qualification; Subsidiaries.........  8
 SECTION 2.02.         Certificate of Incorporation and By-Laws.............  9
 SECTION 2.03.         Capitalization.......................................  9
 SECTION 2.04.         Authority Relative to this Agreement; Takeover Laws.. 10
 SECTION 2.05.         No Conflict; Required Filings and Consents........... 11
 SECTION 2.06.         Compliance; Permits.................................. 12
 SECTION 2.07.         SEC Filings; Financial Statements.................... 13
 SECTION 2.08.         Absence of Certain Changes or Events................. 14
 SECTION 2.09.         No Undisclosed Liabilities........................... 14
 SECTION 2.10.         Absence of Litigation................................ 14
 SECTION 2.11.         Employee Benefit Plans; Employment Agreements........ 14
 SECTION 2.12.         Labor Matters........................................ 17
 SECTION 2.13.         Registration Statement; Joint Proxy
                         Statement/Prospectus............................... 17
 SECTION 2.14.         Restrictions on Business Activities.................. 18
 SECTION 2.15.         Title to Property.................................... 18
 SECTION 2.16.         Real Property........................................ 19
 SECTION 2.17.         Taxes................................................ 19


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SECTION 2.18.         Environmental Matters................................. 20
SECTION 2.19.         Intellectual Property................................. 21
SECTION 2.20.         Interested Party Transactions......................... 22
SECTION 2.21.         Insurance............................................. 22
SECTION 2.22.         Product Liability and Recalls  ....................... 22
SECTION 2.23.         Opinion of Financial Advisor.......................... 22
SECTION 2.24.         Pooling Matters....................................... 22
SECTION 2.25.         Ownership of Merger Sub; No Prior Activities.......... 23
SECTION 2.26          Brokers............................................... 23
SECTION 2.27.         Full Disclosure....................................... 23

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.         Organization and Qualification; Subsidiaries.......... 23
SECTION 3.02.         Articles of Organization and By-Laws.................. 24
SECTION 3.03.         Capitalization........................................ 24
SECTION 3.04.         Authority Relative to this Agreement; Takeover Laws... 25
SECTION 3.05.         No Conflict; Required Filings and Consents............ 26
SECTION 3.06.         Compliance; Permits................................... 27
SECTION 3.07.         SEC Filings; Financial Statements..................... 27
SECTION 3.08.         Absence of Certain Changes or Events.................. 28
SECTION 3.09.         No Undisclosed Liabilities............................ 28
SECTION 3.10.         Absence of Litigation................................. 28
SECTION 3.11.         Employee Benefit Plans; Employment Agreements......... 29
SECTION 3.12.         Labor Matters......................................... 31
SECTION 3.13.         Registration Statement; Joint Proxy
                        Statement/Prospectus................................ 31
SECTION 3.14.         Restrictions on Business Activities................... 32
SECTION 3.15.         Title to Property..................................... 32
SECTION 3.16.         Real Property......................................... 32
SECTION 3.17.         Taxes................................................. 33
SECTION 3.18.         Environmental Matters................................. 34
SECTION 3.19.         Intellectual Property................................. 34
SECTION 3.20.         Interested Party Transactions..........................35
SECTION 3.21.         Insurance............................................. 35
SECTION 3.22.         Product Liability and Recalls..........................35
SECTION 3.23.         Opinion of Financial Advisor.......................... 36
SECTION 3.24.         Pooling Matters........................................36
SECTION 3.25.         Brokers............................................... 36
SECTION 3.26.         Full Disclosure....................................... 36


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                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 4.01.         Conduct of Business by Parent Pending the Merger...... 36
SECTION 4.02.         No Solicitation by Parent............................. 39
SECTION 4.03.         Conduct of Business by the Company Pending the Merger. 40
SECTION 4.04.         No Solicitation by the Company........................ 41


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

SECTION 5.01.  Joint Proxy Statement/Prospectus; Registration Statement..... 42
SECTION 5.02.  Company Shareholders Meeting................................. 43
SECTION 5.03.  Parent Shareholders Meeting.................................. 43
SECTION 5.04.  Access to Information; Confidentiality....................... 44
SECTION 5.05.  Consents; Approvals.......................................... 45
SECTION 5.06.  Agreements with Respect to Affiliates........................ 45
SECTION 5.07.  Indemnification and Insurance................................ 45
SECTION 5.08.  Notification of Certain Matters.............................. 48
SECTION 5.09.  Further Action............................................... 48
SECTION 5.10.  Public Announcements......................................... 48
SECTION 5.11.  Listing of Shares of Parent Common Stock..................... 48
SECTION 5.12.  Conveyance Taxes............................................. 49
SECTION 5.13.  Accountant's Letters......................................... 49
SECTION 5.14.  Pooling Accounting Treatment................................. 49
SECTION 5.15   Company Stock Options........................................ 49
SECTION 5.16   Parent Stock Options and Severence Arrangements.............. 49
SECTION 5.17   Rights....................................................... 50


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

SECTION 6.01.  Conditions to Obligation of Each Party to Effect the Merger.. 51
SECTION 6.02.  Additional Conditions to Obligations of Parent and
                 Merger Sub................................................. 52


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SECTION 6.03.  Additional Conditions to Obligation of the Company........... 53


                                   ARTICLE VII

                                   TERMINATION

SECTION 7.01.  Termination.................................................. 54
SECTION 7.02.  Effect of Termination........................................ 57
SECTION 7.03.  Fees and Expenses............................................ 57


                                  ARTICLE VIII

                               GENERAL PROVISIONS

SECTION 8.01.  Effectiveness of Representations, Warranties and
                      Agreements; Knowledge, Etc............................ 59
SECTION 8.02.  Notices...................................................... 59
SECTION 8.03.  Certain Definitions.......................................... 60
SECTION 8.04.  Amendment.................................................... 61
SECTION 8.05.  Waiver....................................................... 61
SECTION 8.06.  Headings..................................................... 61
SECTION 8.07.  Severability................................................. 62
SECTION 8.08.  Entire Agreement............................................. 62
SECTION 8.09.  Assignment; Merger Sub....................................... 62
SECTION 8.10.  Parties in Interest.......................................... 62
SECTION 8.11.  Failure or Indulgence Not Waiver; Remedies Cumulative........ 62
SECTION 8.12.  Governing Law; Jurisdiction.................................. 63
SECTION 8.13.  Counterparts................................................. 63
SECTION 8.14.  WAIVER OF JURY TRIAL......................................... 63

ANNEX A  ................................................................... 66
ANNEX B  ................................................................... 67
ANNEX C  ................................................................... 68


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                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of March 17, 1997 (this "Agreement"), among ADT LIMITED, a Bermuda company limited by shares ("Parent"), LIMITED APACHE, INC., a Massachusetts corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), and TYCO INTERNATIONAL LTD., a Massachusetts corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to cause Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the Massachusetts Business Corporation Law (the "MBCL"), and upon the terms and subject to the conditions set forth herein;

         WHEREAS, Parent, Merger Sub and the Company intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes;

         WHEREAS, pursuant to the Merger, each outstanding share of the Company's Common Stock, $.50 par value per share (the "Company Common Stock"), shall be converted into the right to receive and exchanged for the Merger Consideration (as defined in Section 1.07(b)), upon the terms and subject to the conditions set forth herein;

         WHEREAS, effective upon consummation of the Merger, the name of Parent shall be changed to Tyco International Ltd. and the Board of Directors of Parent shall be as set forth on or designated in accordance with Annex A to this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER


         SECTION 1.01. The Merger. (a) Effective Time. At the Effective Time (as defined in Section 1.02 hereof), and subject to and upon the terms and conditions of this Agreement and the MBCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         (b) Closing. Unless this Agreement shall have been terminated pursuant to Section 7.01 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, NY 10022, unless another date, time or place is agreed to in writing by the parties hereto.

         SECTION 1.02. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing articles of merger as contemplated by the MBCL (the "Articles of Merger"), together with any required related certificates, with the Secretary of State of The Commonwealth of Massachusetts, in such form as required by, and executed in accordance with the relevant provisions of, the MBCL (the time of such filing being the "Effective Time").

         SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the estate, property, rights, privileges, powers and franchises of the Company and Merger Sub shall be transferred to and vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.04. Articles of Organization; By-Laws. (a) Articles of Organization. Unless otherwise determined by the Company prior to the Effective Time, at the Effective Time the Restated Articles of Organization of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended as provided by the MBCL and such Articles of Organization; provided, however, that Articles 3 and 4 shall be amended and restated in their entirety to provide that the capital stock of the Surviving Corporation shall consist of 1,000 shares of Common Stock, par value $.01 per share.

         (b) By-Laws. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until


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thereafter  amended as provided by the MBCL, the Articles of Organization of the
Surviving Corporation and such By-Laws.

         SECTION 1.05. Directors and Officers. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and ByLaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         SECTION 1.06. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

         (a) Conversion of Securities. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares to be canceled pursuant to Section 1.06(b) and other than Dissenting Shares (as defined in Section 1.11)) shall be converted, subject to the prior effectiveness of the Reverse Stock Split (as defined in Section 5.03) and to Section 1.06(f) and Section 7.01(n), into the right to receive and shall be exchanged for one share (the "Exchange Ratio") of validly issued, fully paid and nonassessable Parent Common Stock (as defined below). For purposes of this Agreement, Parent Common Stock means (i) prior to the effectiveness of the Reserve Stock Split, the common shares, par value $.10 per share, of Parent and (ii) from and after the effectiveness of the Reverse Stock Split, the common shares of Parent as adjusted by the Reserve Stock Split.

         (b) Cancellation. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

         (c) Assumption of Outstanding Stock Options. (i) Each option outstanding at the Effective Time to purchase shares of Company Common Stock (a "Stock Option") granted under (i) the Tyco International Ltd. 1995 Stock Option Plan (the "Company Stock Option Plan"), or (ii) any other stock plan or agreement of the Company, whether vested or unvested, shall be deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the number of shares of Parent Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of shares of Parent Common Stock deemed purchasable pursuant to such Stock Option; provided, however, that the number of shares of Parent Common Stock that may be purchased upon exercise of any such Stock Option shall


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not include any fractional  share and, upon exercise of the Stock Option, a cash payment shall be made for any fractional share based upon the Closing Price (as hereinafter defined) of a share of Parent Common Stock on the trading day immediately preceding the date of exercise. "Closing Price" shall mean, on any day, the last reported sale price of one share of Parent Common Stock on the New York Stock Exchange (the "NYSE").

         As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions, except as otherwise provided herein.

         (ii) At the Effective Time, each Warrant expiring July 7, 1999 to purchase 2.5897 shares of Company Common Stock at a price of $15.46, subject to adjustment (an "A Warrant"), and each Warrant expiring July 7, 1999 to purchase
2.5897 shares of Company Common Stock at a price of $20.62, subject to adjustment (a "B Warrant" and, together with the A Warrants, the "Warrants"), shall be assumed by Parent and deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Warrant prior to the Effective Time, the number (rounded to the nearest whole number) of shares of Parent Common Stock as the holder of such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Warrant in full immediately prior to the Effective Time, at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Warrant divided by (y) the number of shares of Parent Common Stock deemed purchasable pursuant to such Warrant. This Agreement shall constitute notice by Parent to the Company of its election to be governed by section 5.1(b) (the "Section 5.1(b) Election") of each of the Warrant Agreement, dated as of July 7, 1992, between the Company, as successor under such agreement to Kendall International, Inc. and ChaseMellon Shareholder Services L.L.C., as successor to Norwest Bank Minnesota, N.A., as Warrant Agent, with respect to the A Warrants and the Warrant Agreement, dated as of July 7, 1992, between the Company, as successor under such agreement to Kendall International, Inc. and ChaseMellon Shareholder Services L.L.C., and Norwest Bank Minnesota, N.A., as Warrant Agent, with respect to the B Warrants (the "Warrant Agreements"). Prior to the date of the Effective Time, Parent shall deliver to each holder of Warrants written notice of the Section 5.1(b) Election and shall deliver to the Warrant Agent under each of the Warrant Agreements an assumption of the obligations of the Company and opinion of counsel, as required by Section 5.2 of the Warrant Agreements. In no event shall Parent be required to make any payment pursuant to
Section 5.1(a)(2) of the Warrant Agreements.

         (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Stock Options and Warrants in accordance with this Section 1.06(c). As soon as practicable after the Effective Time, Parent shall cause the Parent Common Stock subject to Stock Options and those Warrants originally issued under the Kendall International, Inc. Management Incentive Plan (the "Management Warrants") to be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement or registration statements on Form S-8 (or any successor or other appropriate forms), and shall use its best


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efforts  to  maintain  the  effectiveness  of  such  registration  statement  or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Stock Options and Management Warrants, as the case may be, remain outstanding.

         (iv) Parent shall assume the Company's 1994 Restricted Stock Plan and shall reserve for issuance thereunder such number of shares of Parent Common Stock equal to the number of shares of Company Common Stock reserved for issuance thereunder immediately prior to the Effective Time multiplied by the Exchange Ratio.

         (d) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

         (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any subdivision, consolidation, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time, except that no adjustment shall be made to reflect the Reverse Stock Split or the Share Amendment.

         (f) Fractional Shares. No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"). In lieu of any such fractional share, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the closing price per share of Parent Common Stock on the NYSE on the date of the Effective Time.

         SECTION 1.07. Exchange of Certificates. (a) Exchange Agent. Parent shall supply, or shall cause to be supplied, to or for the account of such bank or trust company as shall be mutually designated by the Company and Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.07, through the Exchange Agent, certificates evidencing the shares of Parent Common Stock, and cash in lieu of fractional shares, issuable or payable pursuant to Section 1.06 in exchange for the outstanding shares of Company Common Stock.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates


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

in exchange for the certificates evidencing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in accordance with the Exchange Ratio in respect of the shares of Company Common Stock formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to
Section  1.07(c),  and (C) cash in respect of  fractional  shares as provided in
Section 1.06(f) (the shares of Parent Common Stock and cash being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company as of the Effective Time, shares of Parent Common Stock, dividends, distributions, and cash in respect of fractional shares, may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such shares of Parent Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions as provided in Section 1.07(c) and subject to
Section 1.06(f), to evidence the ownership of the number of full shares of Parent Common Stock, and cash in respect of fractional shares, into which such shares of the Company Common Stock shall have been so converted.

         (c) Distributions With Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

         (d) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.


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

         (e) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

         SECTION 1.08. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

         SECTION 1.09. No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         SECTION 1.10. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.06; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         SECTION 1.11 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a shareholder who objects to the Merger (a "Dissenting Shareholder") and complies with the provisions of the MBCL concerning rights of holders of shares of Company Common Stock to dissent from the Merger and require appraisal of such shares ("Dissenting Shares") shall not be converted as described in Section 1.06 but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the MBCL. If, after the Effective Time, such Dissenting Shareholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any such case pursuant to the MBCL, or if Parent otherwise consents thereto, each of such shareholder's Dissenting Shares shall be deemed converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.06.

         SECTION 1.12. Accounting Consequences. It is intended by the parties hereto that the Merger shall, subject to applicable accounting standards, qualify for accounting treatment as a pooling of interests.

         SECTION 1.13. Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         SECTION 1.14. Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole.


                                   ARTICLE II

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB


         Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that, except as set forth in the written disclosure schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule"):

         SECTION 2.01.  Organization and  Qualification;  Subsidiaries.  Each of
Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not reasonably be expected to have a Material Adverse Effect. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of Parent's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by Parent or another subsidiary, is set forth in
Section 2.01 of Parent Disclosure Schedule (which Section may be provided to the Company no later than five (5) business days after the date hereof). Except as set forth in Section 2.01 of Parent Disclosure Schedule or the Parent SEC Reports (as defined below), Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest Parent has invested or is required to invest $3,000,000 or more, excluding securities in any publicly traded company held for investment by Parent and comprising less than five percent of the outstanding stock of such company.

         SECTION 2.02. Certificate of Incorporation and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Memorandum of Association, as altered, and Bye-Laws as most recently altered or amended to date and has furnished, made available or will promptly make available to the Company the certificate of incorporation and by-laws (or equivalent organizational documents) of each of its subsidiaries listed on Annex B hereto (such subsidiaries, collectively, the "Principal Parent Subsidiaries", and their respective organizational documents, the "Principal Parent Subsidiary Documents") and each of its other subsidiaries (such other subsidiaries, collectively, the "Other Parent Subsidiaries", and their respective organizational documents, the "Other Parent Subsidiary Documents"). Such
Memorandum of Association, as altered, Bye-Laws, Principal Parent Subsidiary Documents and Other Parent Subsidiary Documents are in full force and effect. Neither Parent nor any of its Principal Parent Subsidiaries is in violation of any of the provisions of its Memorandum of Association, as altered, or Bye-Laws or Principal Parent Subsidiary Documents (other than immaterial violations, in the case of non-U.S. Principal Parent Subsidiaries), and none of the Other Parent Subsidiaries are in violation of any of the provisions of its Other Parent Subsidiary Documents, except for such violations of the Other Parent Subsidiary Documents which would not reasonably be expected to have a Material Adverse Effect.

         SECTION 2.03. Capitalization. (a) The authorized capital stock of Parent consists of 220,000,000 shares of Parent Common Stock, 125,725,000 convertible cumulative redeemable preference shares, $1.00 par value per share, divided into three classes (the "Parent Convertible Preference Stock"), and 25,000 exchangeable cumulative redeemable preference shares, $1.00 par value per share (the "Parent Exchangeable Preference Stock"). As of March 14, 1997, (i) 141,693,947 shares of Parent Common Stock were issued and outstanding, of which 3,182,787 are held by a subsidiary of Parent, (ii) 53,840,036 shares of Parent Common Stock were reserved for issuance upon the exercise or conversion of outstanding options, warrants or convertible securities granted or issued by Parent, (iii) no shares of Parent Convertible Preference Stock were issued and outstanding, and 2,500,000 of such shares were classified as Series A First Preference Shares and reserved for issuance upon exercise of the share purchase rights (the "Rights") issued pursuant to Parent's Shareholders Rights Plan, dated November 6, 1996, as amended, and (iv) no shares of Parent Exchangeable Preference Stock were issued and outstanding. No material change in such capitalization has occurred between March 14, 1997 and the date hereof. Except as set forth in Section 2.01, this Section 2.03 or Section 2.11 or in
Section 2.03 or Section 2.11 of the Parent Disclosure Schedule or the Parent SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 2.03 of Parent Disclosure Schedule or the Parent SEC Reports, there are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary that is not a wholly owned subsidiary of Parent or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Sections 2.01 and 2.03 of Parent Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares) are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

         (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and listed, upon official notice of issuance, for trading on the NYSE.

         SECTION 2.04. Authority Relative to this Agreement; Takeover Laws. (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject to authorization of this Agreement and the transactions contemplated hereby, including the approval of the issuance of shares of Parent Common Stock in the Merger by a majority of the votes cast, provided that the total votes cast represent over 50% in interest of all securities entitled to vote on the proposals, and the approval of the Reverse Stock Split, the Share Amendment, the Parent Name Change and the New Parent Director Election (all as defined in Section 5.03) by a majority of the holders of Parent Common Stock (hereafter in this Agreement referred to as shareholders) voting at a quorate meeting. Under the Bermuda Companies Act of 1981, as amended, and Parent's Memorandum of Association, as altered, and Bye-Laws, the quorum required to approve each of the Reverse Stock Split, the Share Amendment, the issuance of Parent Common Stock in the Merger, the Parent Name Change and the New Parent Director Election is two or more holders of Parent Common Stock. None of the Reverse Stock Split, the Share Amendment, the issuance of Parent Common Stock in the Merger, the Parent Name Change or the New Parent Director Election require the approval of any holder of capital stock of Parent other than the holders of Parent Common Stock. The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's shareholders for Parent to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub.

         (b) Prior to the date hereof, the Board of Directors of Parent has taken all action necessary to exempt under or make not subject to any "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute or regulation enacted under any Bermuda law or any other law, or any provision of Parent's Memorandum of Association, as altered, or Bye-Laws, that purports to limit or restrict business combinations or the ability to acquire or vote shares that would otherwise be applicable to this Agreement and the transactions contemplated hereby, including the consummation of the Merger and the issuance of Parent Common Stock pursuant thereto.

         SECTION 2.05. No Conflict; Required Filings and Consents. (a) Section 2.05(a) of the Parent Disclosure Schedule includes a list of (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, capital leases, guaranties, standby letters of credit, or lease purchase agreements, to which Parent or any of its subsidiaries is a party or by which any of them is bound, each in an amount equal to or exceeding $10,000,000, but excluding any such agreement between Parent and its wholly-owned subsidiaries or between two or more wholly-owned subsidiaries of the Parent; (ii) all contracts, agreements, commitments or other understandings or arrangements to which Parent or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments by Parent or any of its subsidiaries of less than $5,000,000 per annum; and (iii) all agreements which, as of the date hereof, would be required to be filed as "material contracts" with the Securities and Exchange Commission ("SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules thereunder (the "Exchange Act"), other than those agreements actually filed heretofore by Parent with the SEC. Except as set forth on Section 2.05(a) of the Parent Disclosure Schedule, no single customer or affiliated group of customers (excluding U.S. governmental agencies or authorities), accounted for more than 3% of Parent's electronic security services business net sales during the year ended December 31, 1996 or is currently expected by Parent to account for more than 3% of

Parent's net sales for the year ended December 31, 1997 (without regards to any effects of the Merger).

         (b) Except as set forth in Section 2.05(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not,
(i) conflict with or violate the Memorandum of Association, as altered (or Articles of Organization) or Bye-Laws (or By-laws) of Parent and Merger Sub,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect.

         (c) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, and any applicable state securities laws ("Blue Sky Laws"),
(ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and filings and consents under any applicable non-United States laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("Competition Laws"), (iii) filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (iv) the filing and recordation of appropriate merger or other documents as required by the MBCL, (v) the approval of the issuance of the Parent Common Stock in the Merger by the Bermuda Monetary Authority, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay Parent from performing its obligations under this Agreement, or would not otherwise reasonably be expected to have a Material Adverse Effect.

         SECTION 2.06. Compliance; Permits. (a) Except as disclosed in Section 2.06(a) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect.

         (b) Except as disclosed in Section 2.06(b) of the Parent Disclosure Schedule, Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of Parent and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

         SECTION 2.07. SEC Filings; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed with the SEC since December 31, 1993, including (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1993, December 31, 1994 and December 31, 1995, (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996, (iii) all proxy statements relating to Parent's meetings of shareholders (whether annual or special) held since December 31, 1993, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above) filed by Parent with the SEC since December 31, 1993, and (v) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "Parent SEC Reports"). Except as disclosed in Section 2.07 of the Parent Disclosure Schedule, the Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, Parent's 1995 Annual Report to Shareholders and in the March 6, 1997 draft of Parent's Annual Report on Form 10-K for the year ended December 31, 1996, except as necessary to give effect to the accounting for Parent's vehicle auction business and this Agreement (the "1996 Financial Statements"), was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly in all material respects presents the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         SECTION 2.08. Absence of Certain Changes or Events. Except as set forth in Section 2.08 of the Parent Disclosure Schedule or the Parent SEC Reports, since September 30, 1996, Parent has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Memorandum of Association, as altered, or Bye-laws of Parent; (iii) any damage to, destruction or loss of any asset of Parent (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect; (iv) any material change by Parent in its accounting methods, principles or practices; (v) any material revaluation by Parent of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale of a material amount of property of Parent, except in the ordinary course of business; or (vii) any other action or event that would have required the consent of the Company pursuant to Section 4.01 had such action or event occurred after the date of this Agreement.

         SECTION  2.09.  No  Undisclosed  Liabilities.  Except  as set  forth in
Section 2.09 of the Parent Disclosure Schedule or the Parent SEC Reports, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in Parent's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1995 included in Parent's 1995 Annual Report to Shareholders (the "1995 Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 1995 Balance Sheet, (c) incurred since December 31, 1995 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, or (e) which would not reasonably be expected to have a Material Adverse Effect.

         SECTION  2.10.  Absence of  Litigation.  Except as set forth in Section
2.10 of the Parent Disclosure Schedule or the Parent SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, overtly threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

         SECTION  2.11.  Employee  Benefit  Plans;  Employment  Agreements.  (a)
Section 2.11(a) of the Parent Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as defined in
Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any current employee, officer or consultant (or any of their beneficiaries) of Parent or any other entity (whether or not incorporated) which is a member of a controlled group including Parent or which is under common control with Parent (an "ERISA Affiliate") within the meaning of Section 414 of the Code or Section 4001 of ERISA, or any subsidiary of Parent, as well as each plan with respect to which Parent or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA or Section 412 of the Code (together, the "Employee Plans"). There have been made available or will be made available as promptly as practicable, but in any event no later than 20 business days after the date hereof to the Company copies of (i) each such written Employee Plan and all related trust agreements, insurance and other contracts (including policies), the most recent summary plan descriptions, summaries of material modifications and communications distributed to plan participants since the date of the most recent summary plan descriptions, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Employee Plan subject to Title IV of ERISA, (iv) the latest reports which have been filed with the Department of Labor with respect to each Employee Plan required to make such filing and (v) favorable determination letters issued for each Employee Plan and related trust that are intended to satisfy the qualification requirements of Section 401(a) and Section 501(a) of the Code (or, if pending, a copy of the application for such determination). For purposes of this Section 2.11, the term "material," when used with respect to (i) any Employee Plan, shall mean that Parent or an ERISA Affiliate has incurred or may incur obligations in an amount exceeding $5,000,000 with respect to such Employee Plan, and (ii) any liability, obligation, breach or non-compliance, shall mean that the Parent or an ERISA Affiliate has incurred or may incur obligations in an amount exceeding $1,000,000, with respect to any one such or series of related liabilities, obligations, breaches, defaults, violations or instances of non-compliance.

         (b) Except as set forth in Section 2.11(b) of the Parent Disclosure Schedule, (i) none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Employee Plan which could subject Parent or any ERISA Affiliate, directly or indirectly, to a tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach could result in any material liability to Parent or any ERISA Affiliate; (iv) all Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and may by their terms be amended and/or terminated at any time subject to applicable law, and Parent and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (v) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any Employee Plan pursuant to Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vii) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any material outstanding liability to the Company nor any ERISA Affiliate; and
(viii) neither Parent nor any ERISA Affiliate has incurred or reasonably expects to incur any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation (the PBGC") arising in the ordinary course).

         (c) Section 2.11(c) of the Parent Disclosure Schedule sets forth a true and complete list of options or other rights, direct or indirect to purchase Parent Common Stock held by any current or former employee, officer or director of Parent or any of its subsidiaries as of the date hereof, together with the number of shares of Parent Common Stock subject to such options, and the exercise price of such options or rights (to the extent determined as of the date hereof), and no such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), provided that no later than 20 business days after the date hereof, Parent will provide the Company with a list of current or former employees, officers and directors of Parent or any of its subsidiaries who hold any options or rights listed on
Section 2.11(c) of the Parent Disclosure Schedule and the expiration dates of such options.

         (d) Section 2.11(d) of the Parent Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with executive officers of Parent or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating Parent or any of its subsidiaries to make annual cash payments in an amount exceeding $500,000; (iii) all current executive officers of Parent or any of its subsidiaries who have executed a non-competition agreement with Parent or any of its subsidiaries; (iv) all severance agreements, programs and policies of Parent or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments with respect to any one individual exceeding $250,000 per year or providing for payments over a period in excess of two years, excluding programs and policies required to be maintained by law; and (v) all Employee Plans which contain change in control provisions. Other than as disclosed in Parent's Statement on Schedule 14D-9 filed prior to the date hereof with the SEC in respect of an exchange offer of Western Resources, Inc. (the "Schedule 14D-9"), there have been no material changes to the compensation of Parent's executive officers since September 30, 1996. All related payroll expenses and any accelerated pension benefits of Parent and any of its subsidiaries under severance agreements with former employees, directors and officers of Parent or any of its subsidiaries have been fully accrued in the 1996 Financial Statements.

         (e) Except as set forth in Section 2.11(e) of the Parent Disclosure Schedule, no employee of Parent or any of its subsidiaries has participated in any employee pension benefit plans (as defined in Section 3(2) of ERISA) maintained by or on behalf of Parent. The PBGC has not instituted proceedings to terminate any defined benefit plan listed in Section 2.11(e) of the Parent Disclosure Schedule (each, a "Defined Benefit Plan"). The

Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto. The present value of the benefit liabilities (within the meaning of Section 4041 of ERISA) of the Defined Benefit Plans, determined on a termination basis using actuarial assumptions that would be used by the PBGC does not exceed by more than $1,000,000 the value of the Plans' assets. No facts exist with respect to the Defined Benefit Plans which would give rise to a lien on the assets of Parent under Section 4068 of ERISA. All the assets of the Defined Benefit Plans are cash, readily marketable securities or insurance contracts.

         (f) Parent has fiduciary liability insurance in effect covering the fiduciaries of the Employee Plans (including Parent) with respect to whom Parent may have liability, and within 20 business days of the date hereof, Parent will provide the Company with a statement of the amount of such insurance.

         SECTION 2.12. Labor Matters. Except as set forth in Section 2.12 of the Parent Disclosure Schedule (which with respect to clause (ii) shall be furnished by Parent to the Company no later than 20 business days of the date hereof) or the Parent SEC Reports, (i) there are no controversies pending or, to the knowledge of Parent or any of its subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees, which controversies have had, or would reasonably be expected to have, a Material Adverse Effect; (ii) neither Parent nor any of its subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries; (iii) neither Parent nor any of its subsidiaries knows of any activities or proceedings of any labor union to organize 50 or more employees of Parent or any of its subsidiaries in any office; and (iv) neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries which would reasonably be expected to have a Material Adverse Effect. Schedule 2.12 shall set forth, with respect to any collective bargaining agreement or labor union contract identified in accordance with clause (ii) of this Section 2.12, the name of the union that is a party to such agreement or contract, the expiration date thereof, and the number of the employees of Parent and its subsidiaries who are party thereto.

         SECTION 2.13. Registration Statement; Joint Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 3.13, the registration statement (the "Registration Statement") pursuant to which Parent Common Stock to be issued in the Merger will be registered with the SEC shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the joint proxy statement/prospectus to be sent to the shareholders of Parent in connection with the general meeting of the shareholders of Parent to consider the Reverse Stock Split, the Share Amendment, the issuance of Parent Common Stock in the Merger, the Parent Name Change
and the New Parent Director Election (the "Parent Shareholders Meeting"), and to the shareholders of the Company in connection with the meeting of the shareholders of the Company to consider the Merger (the "Company Shareholders Meeting" and, together with the Parent Shareholders Meeting, the "Shareholders Meetings") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy Statement/Prospectus") will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Shareholders Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its respective affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform the Company. The Joint Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Joint Proxy Statement/Prospectus.

         SECTION 2.14. Restrictions on Business Activities. Except for this Agreement, or as set forth in Section 2.14 of the Parent Disclosure Schedule or the Parent SEC Reports, to the best of Parent's knowledge, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any of its subsidiaries, acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted or as proposed to be conducted by Parent, except for any prohibition or impairment as would not reasonably be expected to have a Material Adverse Effect.

         SECTION 2.15. Title to Property. Except as set forth in Section 2.15 of the Parent Disclosure Schedule, Parent and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not reasonably be expected to have a Material Adverse Effect; and, to the knowledge of Parent, all leases pursuant to which Parent or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect.

         SECTION 2.16. Real Property. (a) Except as set forth in Section 2.16(a) of the Parent Disclosure Schedule, each of the buildings, improvements and structures located upon any real property and land owned by Parent or any of its subsidiaries (collectively, the "Owned Property"), and each of the buildings, structures and premises leased by the Company or any of its subsidiaries (the "Leased Premises"), is in reasonably good repair and operating condition, and Parent has not received any notice of or writing referring to any requirements by any insurance company that has issued a policy covering any part of any Owned Property or Leased Premises or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or work to be done on any part of any Owned Property or Leased Premises, except as would not reasonably be expected to have a Material Adverse Effect.

         (b) Except as set forth in Section 2.16(b) of the Parent Disclosure Schedule, all structural or material mechanical systems in the buildings upon the Owned Property and Leased Properties are in good working order and working condition, and adequate for the operation of the business of Parent and its subsidiaries as heretofore conducted, except as would not reasonably be expected to have a Material Adverse Effect.

         SECTION 2.17. Taxes. (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns (including returns required in connection with any Employee Plan).

         (b) Other than as disclosed in Section 2.17(b) of the Parent Disclosure Schedule or the Parent SEC Reports: Parent and its subsidiaries have timely filed all United States federal, state and local income Tax Returns and all foreign Tax Returns required to be filed by them, and Parent and its subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required), and there are no other taxes that would be due if asserted by a taxing authority, except with respect to which Parent is maintaining reserves to the extent currently required unless the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as does not involve or would not result in liability to Parent or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect, (i) there are no tax liens on any assets of Parent or any subsidiary thereof; and (ii) neither Parent nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves (including deferred taxes) reflected in the 1995 Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP.

         (c) Parent on behalf of itself and all its subsidiaries hereby represents that, other than as disclosed in Section 2.17(c) of the Parent
Disclosure Schedule or the Parent SEC Reports, and other than with respect to items the inaccuracy of which would not reasonably be expected to have a Material Adverse Effect: (i) neither Parent nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the transactions contemplated hereunder and (ii) neither Parent nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of Parent, neither Parent nor any of its subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

         (d) Parent will make available as reasonably as is practicable to the Company all tax rulings, agreements, or arrangements issued to, or entered into by, any of its Principal Parent Subsidiaries by or with the tax authorities of any jurisdiction.

         SECTION  2.18.  Environmental  Matters.  Except as set forth in Section
2.18 of the Parent Disclosure Schedule or the Parent SEC Reports, and except in all cases as, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, to the best of Parent's knowledge, Parent and each of its subsidiaries (i) have obtained all applicable permits, licenses and other authorization which are required to be obtained under all applicable federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws") by Parent or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable
Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against Parent or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by Parent or its subsidiaries (or any of their respective agents) thereunder.

         SECTION 2.19. Intellectual Property. (a) Parent and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of Parent and its subsidiaries as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

         (b) Except as disclosed in Section 2.19(b) of the Parent Disclosure Schedule or the Parent SEC Reports or as would not reasonably be expected to have a Material Adverse Effect (i) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent is authorized to use any third-party patents, trademarks, service marks and copyrights ("Third-Party Intellectual Property Rights"); (ii) no claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by Parent or any of its subsidiaries (the "Parent Intellectual Property Rights"), any trade secret material to Parent, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through Parent or any of its subsidiaries, are currently pending or, to the knowledge of Parent, are overtly threatened by any person; and (iii) Parent does not know of any valid grounds for any bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Parent or any of its subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (B) against the use by Parent or any of its subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Parent or any of its subsidiaries as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity or effectiveness of any of the Parent Intellectual Property Rights or other trade secret material to Parent; or (D) challenging the license or legally enforceable right to use of the Third Party Intellectual Rights by Parent or any of its subsidiaries.

         (c) To Parent's knowledge, all material patents, registered trademarks, service marks and copyrights held by Parent are valid and subsisting. Except as set forth in Section 2.19(c) of the Parent Disclosure Schedule or the Parent SEC Reports, to Parent's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Parent Intellectual Property by any third party, including any employee or former employee of Parent or any of its subsidiaries.

         SECTION 2.20.  Interested  Party  Transactions.  Except as set forth in
Section 2.20 of the Parent Disclosure Schedule or the Parent SEC Reports or for events as to which the amounts involved do not, in the aggregate, exceed $100,000, since the date of Parent's proxy statement dated March 12, 1996 (the "1996 Parent Proxy Statement"), no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         SECTION 2.21. Insurance. Except as set forth in Section 2.21 of the Parent Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by Parent or any of its subsidiaries are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of Parent and its subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except as would not reasonably be expected to have a Material Adverse Effect.

         SECTION 2.22. Product Liability and Recalls. (a) Except as disclosed in
Section 2.22(a) of the Parent Disclosure Schedule or the Parent SEC Reports, Parent is not aware of any claim, or the basis of any claim, against Parent or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by Parent or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected to have a Material Adverse Effect.

         (b) Except as disclosed in Section 2.22(b) of the Parent Disclosure Schedule or the Parent SEC Reports, there is no pending or, to the knowledge of the Company, threatened recall or investigation of any product sold by Parent, which recall or investigation would reasonably be expected to have a Material Adverse Effect.

         SECTION 2.23. Opinion of Financial Advisor. Parent has been advised by its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, in its opinion dated March 17, 1997, as of such date the Exchange Ratio was fair from a financial point of view to Parent's shareholders.

         SECTION 2.24. Pooling Matters. (a) Parent has provided to the Company and its independent accountants all information concerning actions taken or agreed to be taken by Parent or any of its affiliates on or before the date of this Agreement that would reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. The failure of this representation to be true and correct shall, if the Merger is not able to be accounted for as a pooling of interests, constitute a breach of this Agreement by Parent for the purposes of
Section 7.01(i).

         (b) Western Resources, Inc. is not an affiliate of Parent for purposes of Accounting Standards Release 135 or Staff Accounting Bulletin 65 regarding pooling of interests accounting treatment of merger transactions.

         SECTION 2.25. Ownership of Merger Sub; No Prior Activities. (a) Merger Sub is a direct, wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

         (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         SECTION 2.26. Brokers. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of whom will be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub. Parent has heretofore furnished to the Company a complete and correct copy of all agreements between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated pursuant to which such firms would be entitled to any payment relating to the transactions contemplated hereunder.

         SECTION 2.27. Full Disclosure. No statement contained in any certificate or schedule furnished or to be furnished by Parent or Merger Sub or its subsidiaries to the Company in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading, except where the material fact so misstated or omitted to be stated would not reasonably be expected to have a Material Adverse Effect.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


         The Company hereby represents and warrants to Parent that, except as set forth in the written disclosure schedule previously delivered by the Company to Parent (the "Company Disclosure Schedule"):

         SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 3.01 of the Company Disclosure Schedule. Except as set forth in Section 3.01 of the Company Disclosure Schedule or the Company SEC Reports (as defined below), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which the Company has invested or is required to invest $5,000,000 or more, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent of the outstanding capital stock of such company.

         SECTION 3.02. Articles of Organization and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Restated Articles of Organization and By-Laws, as amended to date and has furnished or made available to Parent the certificate of incorporation and by-laws (or equivalent organizational documents) of each of its subsidiaries listed on Annex C hereto (such subsidiaries, collectively, the "Principal Company Subsidiaries", and their respective organizational documents, the "Principal Company Subsidiary Documents") and each of its other subsidiaries (such other subsidiaries, collectively, the "Other Company Subsidiaries", and their respective organizational documents, the "Other Company Subsidiary Documents"). Such Restated Articles of Organization and By-Laws, Principal Company Subsidiary Documents and Other Company Subsidiary Documents are in full force and effect. Neither the Company nor any of its Principal Company Subsidiaries is in violation of any of the provisions of its Restated Articles of Organization or By-Laws or Principal Company Subsidiary Documents, and none of the Other Company Subsidiaries are in violation of any of the provisions of its Other Company Subsidiary Documents, except for such violation of the Other Company Subsidiary Documents which would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 2,000,000 shares of Preferred Stock, $1 par value ("Company Preferred Stock"). As of March 15, 1997, (i) 166,817,355 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and non-assessable, and 13,007,202 shares were held in treasury, (ii) no shares of Company Preferred Stock were outstanding or held in treasury, (iii) no shares of Company Common Stock or Company Preferred Stock were held by subsidiaries of the Company, (iv) 1,606,065 shares of Company Common Stock were reserved for future issuance under the Company's 1994 Restricted Stock Ownership Plan, (v) 210,849 shares of Company Common Stock were reserved for issuance upon exercise of the Warrants, (vi) 7,992,724 shares of Company Common Stock were reserved for issuance upon exercise of stock options issued under the ABC Company 1995 Stock Option Plan, and (vii) 26,084 shares of Company Common Stock were reserved for issuance upon exercise of stock options issued under the stock incentive plans maintained by Kendall International, Inc. No material change in such capitalization has occurred between March 15, 1997 and the date hereof. Except as set forth in Section 3.03 of the Company Disclosure Schedule or the Company SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. Except as set forth in Section 3.03 of the Company Disclosure Schedule or the Company SEC Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Section 3.01 or 3.03 of the Company Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

         SECTION 3.04. Authority Relative to this Agreement; Takeover Laws. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated thereby, other than the approval of this Agreement and the Merger by the holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote in accordance with the MBCL and the Company's Restated Articles of Organization and By-Laws. The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company.

         (b) Prior to the date hereof, the Board of Directors of the Company has taken all action necessary to exempt under or make not subject to any "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute or regulation enacted under any Massachusetts law or any other law, or any provision of the Company's Restated Articles of Organization or By-Laws, that purports to limit or restrict business combinations or the ability to acquire or vote shares that would otherwise be applicable to this Agreement and the transactions contemplated hereby, including the consummation of the Merger and the issuance of Parent Common Stock pursuant thereto.

         SECTION 3.05. No Conflict; Required Filings and Consents. (a) Section 3.05(a) of the Company Disclosure Schedule includes a list of (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, capital leases, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound, each in an amount equal to or exceeding $25,000,000, but excluding any such agreement between the Company and its wholly-owned subsidiaries or between two or more wholly-owned subsidiaries of the Company; (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective property or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by the Company or any of its subsidiaries of less than $10,000,000 in any single instance; and (iii) all agreements which, as of the date hereof, would be required to be filed with the SEC pursuant to the requirements of the Exchange Act as "material contracts", other than those agreements which have been filed heretofore by the Company with the SEC .

         (b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Restated Articles of Organization or By-Laws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect.

         (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act and any applicable Blue Sky Laws, (ii) the pre-merger notification requirements of the HSR Act and filings and consents under any applicable Competition Laws,
(iii) filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (iv) the filing and recordation of appropriate merger or other documents as required by the MBCL, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not otherwise be reasonably expected to have a Material Adverse Effect.

         SECTION 3.06. Compliance; Permits. (a) Except as disclosed in Section 3.06(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect.

         (b) Except as disclosed in Section 3.06(b) of the Company Disclosure Schedule, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of Company Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed with the SEC since June 30, 1994, including (i) its Annual Reports on Form 10-K for the fiscal years ended June 30, 1994, 1995 and 1996, (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ending September 30, 1996 and December 31, 1996,
(iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since June 30, 1994, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above) filed by Parent with the SEC since June 30, 1992, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the

Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         SECTION 3.08. Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Company Disclosure Schedule or the Company SEC Reports, since June 30, 1996, the Company has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Articles of Organization or By-Laws of the Company;
(iii) any damage to, destruction or loss of any assets of the Company (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect; (iv) any material change the Company in its accounting methods; (v) any material revaluation by Parent of any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale of a material amount of assets of the Company, except in the ordinary course of business; or (vii) any other action or event that would have required the consent of Parent pursuant to Section 4.03 had such action or event occurred after the date of this Agreement.

         SECTION 3.09.  No  Undisclosed  Liabilities.  Except as is disclosed in
Section 3.09 of the Company Disclosure Schedule and the Company SEC Reports, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) adequately provided for in the Company's balance sheet (including any related notes thereto) as of June 30, 1996 included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (the "June 1996 Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the June 1996 Balance Sheet, (c) incurred since June 30, 1996 in the ordinary course of business and consistent with past practice, (d) incurred in connection with this Agreement, or (e) which would not reasonably be expected to have a Material Adverse Effect.

         SECTION  3.10.  Absence of  Litigation.  Except as set forth in Section
3.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

         SECTION  3.11.  Employee  Benefit  Plans;  Employment  Agreements.  (a)
Section 3.11(a) of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of ERISA), all employee welfare plans (as defined in Section 3(1) of ERISA) and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, current employee, officer or consultant (or any of their beneficiaries) of the Company or any other entity (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of
Section 414 of the Code or Section 4001 of ERISA, or any subsidiary of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA or Section 412 of the Code (together, the "Employee Plans"). There have been made available or will be made available no later than 20 business days after the date hereof to Parent copies of (i) each such written Employee Plan and all related trust agreements, insurance and other contracts (including policies), the most recent summary plan descriptions, and summaries of material modifications and communications distributed to plan participants, since the most recent summary plan descriptions, (ii) the most recent three annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Employee Plan subject to Title IV of ERISA. For purposes of this Section 3.11, the term "material," when used with respect to (i) any Employee Plan, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an amount exceeding $5,000,000 with respect to such Employee Plan, and (ii) any liability, obligation, breach or non-compliance, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an amount exceeding $1,000,000 with respect to any one such or series of related liabilities, obligations, breaches, defaults, violations or instances of non-compliance.

         (b) (i) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) no party in interest or disqualified person (as defined in
Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Employee Plan which could subject the Company or any ERISA Affiliate, directly or indirectly, to a tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach could result in any material liability to the Company or any ERISA Affiliate; (iv) all Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, IRS or Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made with respect to any Employee Plan pursuant to Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

         (c) Section 3.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current employee, officer or director of Company or any of its subsidiaries who holds (i) options to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; and (ii) other rights, directly or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 3.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

         (d) Section 3.11(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of the Company or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $500,000; (iii) all officers of Parent or any of its subsidiaries who have executed a non-competition agreement with the Company; (iv) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees in each case with outstanding commitments exceeding $1,000,000, except programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company or any of its subsidiaries with or relating to its employees which contain change in control provisions.

         (e) Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, no employee of the Company or any of its subsidiaries has participated in any employee pension benefit plans (as defined in Section 3(2) of ERISA) maintained by or on behalf of the Company. The PBGC has not instituted proceedings to terminate any defined benefit plan listed in Section 3.11(e) of the Company Disclosure Schedule (each, a "Defined Benefit Plan"). The Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto. The present value of the benefit liabilities (within the meaning of Section 4041 of ERISA) of the Defined Benefit Plans, determined on a termination basis using actuarial assumptions that would be used by the PBGC does not exceed by more than $1,000,000 the value of the Plans' assets. All applicable premiums required to be paid to the PBGC with respect to the Defined Benefit Plans have been paid. No facts or circumstances exist with respect to the Defined Benefit Plans which would give rise to a lien on the assets of the Company under Section 4068 of ERISA. All the assets of the Defined Benefit Plans are readily marketable securities or insurance contracts.

         (f)  The  Company  has  fiduciary   liability  insurance  of  at  least
$15,000,000 in effect covering the fiduciaries of the Employee Plans (including the Company) with respect to whom the Company may have liability.

         SECTION 3.12. Labor Matters. Except as set forth in Section 3.12 of the Company Disclosure Schedule or the Company SEC Reports, (i) there are no controversies pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have or would reasonably be expected to have a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize 50 or more employees in any office; and (iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which would reasonably be expected to have a Material Adverse Effect.

         SECTION 3.13. Registration Statement; Joint Proxy Statement/Prospectus. Subject to the accuracy of the representations of Parent in Section 2.13, the information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders, at the time of the Shareholders Meetings and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company will promptly inform Parent. The Joint Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Joint Proxy Statement/Prospectus.

         SECTION 3.14. Restrictions on Business Activities. Except for this Agreement, to the best of the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by the Company, except for any prohibition or impairment as would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.15. Title to Property. The Company and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not reasonably be expected to have a Material Adverse Effect; and, to the Company's knowledge, all leases pursuant to which the Company or any of its subsidiaries lease from other material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.16. Real Property. (a) Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, each of the buildings, improvements and structures located upon any real property and land owned by Parent or any of its subsidiaries (collectively, the "Owned Property"), and each of the buildings, structures and premises leased by the Company or any of its subsidiaries (the "Leased Premises"), is in reasonably good repair and operating condition, and the Company has not received any notice of or writing referring to any requirements by any insurance company that has issued a policy covering any part of any Owned Property or Leased Premises or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or work to be done on any part of any Owned Property or Leased Premises, except as would not reasonably be expected to have a Material Adverse Effect.

         (b) Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, all structural or material mechanical systems in the buildings upon the Owned Property and Leased Properties are in good working order and working condition, and adequate for the operation of the business of the Company and its subsidiaries as heretofore conducted, except as would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.17. Taxes. (a) The Company on behalf of itself and all its subsidiaries hereby represents that, other than as disclosed in Section 3.17(a) of the Company Disclosure Schedule or the Company SEC Reports: the Company and its subsidiaries have timely filed all United States federal, state and local income Tax Returns and all foreign Tax Returns required to be filed by them, and the Company and its subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and there are no other taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required unless the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as does not involve or would not result in liability to the Company that would reasonably be expected to have a Material Adverse Effect, (i) there are no tax liens on any assets of the Company or any subsidiary thereof; and (ii) neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves (including deferred taxes) reflected in the June 1996 Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP.

         (b) The Company on behalf of itself and all its subsidiaries hereby represents that, other than as disclosed on Section 3.17(b) of the Company Disclosure Schedule or the Company SEC Reports, and other than with respect to items the inaccuracy of which would not reasonably be expected to have a Material Adverse Effect: Neither the Company nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the transactions contemplated hereunder. Neither the Company nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of the Company, neither the Company nor any of its subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

         SECTION  3.18.  Environmental  Matters.  Except as set forth in Section
3.18 of the Company Disclosure Schedule, and except in all cases as, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries to the best of the Company's knowledge (i) have obtained all applicable permits, licenses and other authorization which are required to be obtained under all applicable
Environmental Laws by the Company or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

         SECTION 3.19. Intellectual Property. (a) the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and its subsidiaries as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

         (b) Except as disclosed in Section 3.19(b) of the Company Disclosure Schedule or the Company SEC Reports or as would not reasonably be expected to have a Material Adverse Effect: (i) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks and copyrights ("Third-Party Intellectual Property Rights"); (ii) no claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company or any of its subsidiaries (the "Company Intellectual Property Rights"), any trade secret material to the Company, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company or any of its subsidiaries, are currently pending or, to the knowledge of the Company, are overtly threatened by any person; and (iii) the Company does not know of any valid grounds for any bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (B) against the use by the Company or any of its subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its subsidiaries as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity or effectiveness of any part of the Company Intellectual Property Rights or other trade secret material to the Company; or (D) challenging the license or legally enforceable right to use of the Third Party Intellectual Rights by the Company or any of its subsidiaries.

         (c) To the Company's knowledge, all patents, registered trademarks and copyrights held by the Company are valid and subsisting. Except as set forth in
Section 3.19(c) of the Company Disclosure Schedule or the Company SEC Reports, to the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of its subsidiaries.

         SECTION 3.20.  Interested  Party  Transactions.  Except as set forth in
Section 3.20 of the Company Disclosure Schedule or the Company SEC Reports, since the date of the Company's proxy statement dated September 20, 1996, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         SECTION 3.21. Insurance. Except as disclosed in Section 3.21 of the Company Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards, except as would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.22. Product Liability and Recalls. (a) Except as disclosed in
Section 3.22(a) of the Company Disclosure Schedule or the Company SEC Reports, the Company is not aware of any claim, or the basis of any claim, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected to have a Material Adverse Effect.

         (b) Except as disclosed in Section 3.22(b) of the Company Disclosure Schedule or the Company SEC Reports, there is no pending or, to the knowledge of the Company, threatened, recall or investigation of any product sold by the Company, which recall or investigation would reasonably be expected to have a Material Adverse Effect.

         SECTION 3.23. Opinion of Financial Advisor. The Company has received an opinion dated March 16, 1997 of its financial advisor, Credit Suisse First Boston Corporation, that, as of such date, the Exchange Ratio was fair from a financial point of view to the shareholders of the Company.

         SECTION 3.24. Pooling Matters. The Company has provided to Parent and its independent accountants all information concerning actions taken or agreed to be taken by the Company or any of its affiliates on or before the date of this Agreement that would reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. The failure of this representation to be true and correct shall, if the Merger is not able to be accounted for as a pooling of interests, constitute a breach of this Agreement by the Company for the purposes of Section 7.01(i).

         SECTION 3.25. Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston Corporation, the fees and expenses of which will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         SECTION 3.26. Full Disclosure. No statement contained in any certificate or schedule furnished or to be furnished by the Company to Parent in, or pursuant to the provisions of, this Agreement contains or will contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading, except where the material fact so misstated or omitted to be stated would not reasonably be expected to have a Material Adverse Effect.


                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER


         SECTION 4.01. Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, and except as set forth in Section 4.01 of the Parent Disclosure Schedule, Parent shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and Parent and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Parent shall use reasonable commercial efforts to preserve substantially intact the business organization of Parent and its subsidiaries, to keep available the services of the present officers, employees and consultants of Parent and its subsidiaries and to preserve the present relationships of Parent and its subsidiaries with customers, suppliers and other persons with which Parent or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither Parent nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in
Section 4.01 of the Parent Disclosure Schedule, directly or indirectly do, or propose to do, any of the following without the prior written consent of the
Company:

               (a) amend or otherwise change Parent's Memorandum of Association, as altered, or Bye-Laws;

               (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in Parent, any of its subsidiaries or affiliates (except for the issuance of shares of Parent Common Stock issuable pursuant to stock options outstanding on the date hereof and except for the issuance of options ("New Parent Options"), in the ordinary course of business and consistent with past practice, to purchase up to 1,000,000 shares in the aggregate of Parent Common Stock (other than to the Chief Executive Officer or the Chief Financial Officer of Parent); provided that such New Parent Options shall be issued to employees of Parent and its subsidiaries, shall have an exercise price that is not less than the market price of Parent Common Stock on the date of grant, shall terminate on the employee's termination of employment with Parent and shall vest in accordance with Parent's customary vesting schedule for employee options; and provided further that the issuance of such options would not reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests;

               (c) sell, pledge, dispose of or encumber any assets of Parent or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, (iii) sales of immaterial assets not in excess of $5,000,000 and (iv) sales pursuant to sale-leasebacks not in excess of $10,000,000 in any individual case or $35,000,000 in the aggregate);

               (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Parent may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Parent Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Parent Common Stock, or propose to do any of the foregoing;

               (e) (i) acquire  (by merger,  consolidation,  or  acquisition  of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 4.01(e) of the Parent Disclosure Schedule and other than any acquisitions in which the consideration payable by Parent does not exceed $10,000,000 for any individual acquisition or $35,000,000 in the aggregate for all such acquisitions; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Parent's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) authorize any capital expenditures other than (x) as described on Section 4.01 of the Parent Disclosure Schedule, (y) any capital expenditures not in excess of $5,000,000 in any individual case, or $70,000,000 for all such capital expenditures in the aggregate, and (z) any capital expenditures incurred in connection with the installation of subscriber systems in the ordinary course of business; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(e);

               (f) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of Parent or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except for (w) increases in salary or wages of employees of Parent or its subsidiaries in accordance with past practices; (x) entering into any employment agreement with any officers or employees of Parent or any of its subsidiaries in accordance with past practices providing for annual compensation of not more than $200,000, (y) entering into any severance or termination agreements or the grant of any severance or termination payment to any employee or officer in accordance with past practices in an amount not in excess of $200,000, or (z) as may be required by law;

               (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by GAAP;

               (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in the Parent SEC Reports filed prior to the date of this Agreement;

               (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Parent SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice; or

               (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (i) above, or any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent or Merger Sub from performing or cause Parent or Merger Sub not to perform its covenants hereunder.

         SECTION 4.02. No Solicitation by Parent. (a) Parent shall not, directly or indirectly, through any officer, director, employee, representative or agent of Parent or any of its subsidiaries, solicit or encourage the initiation of any inquiries or proposals regarding any merger, or any acquisition of any capital stock or any material portion of the assets of Parent (including without limitation by way of a tender offer) or similar transactions involving Parent or any subsidiaries of Parent (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). Nothing contained in this
Section 4.02(a) shall prevent the Board of Directors of Parent from (i) considering, negotiating, approving and recommending to the shareholders of Parent a bona fide Acquisition Proposal not solicited in violation of this Agreement, (ii) taking and disclosing to its shareholders a position contemplated by Exchange Act Rule 14e-2 or (iii) making any disclosure to its shareholders; provided that, as to each of clauses (i), (ii) and (iii), the Board of Directors of Parent determines in good faith (upon advice of independent counsel) such action is necessary for it to act in a manner consistent with its fiduciary duties under applicable law.

         (b) Parent shall promptly notify the Company after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to Parent or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of Parent or any subsidiary by any person or entity that informs the Board of Directors of Parent or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to the Company shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of Parent, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether Parent is providing or intends to provide the person making the Acquisition Proposal with access to information concerning Parent as provided in Section 4.02(c).

         (c) If the Board of Directors of Parent receives a request for material nonpublic information by a person who makes a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of independent counsel that it is required to cause Parent to act as provided in this Section 4.02(c) in order for the Board of Directors to act in a manner consistent with its fiduciary duties, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement substantially similar to the one then in effect between the Company and Parent, Parent may provide such person with access to information regarding Parent.

         (d) Anything to the contrary in this Section or elsewhere in this Agreement notwithstanding, the Board of Directors of Parent shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by such Board of Directors of the matters set forth in Section 5.03(b), (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause Parent to enter into any agreement with respect to any Acquisition Proposal, except (x) upon the advice of independent counsel that it is required to cause Parent to act as provided in this Section 4.02(d) in order for the Board of Directors to act in a manner consistent with its fiduciary duties and (y) with respect to the approval or recommendation of any Acquisition Proposal or entering into any agreement with respect to any Acquisition Proposal, after the third business day following the Company's receipt of written notice of the information with respect to such Acquisition Proposal, and, if applicable, the second business day after the Company's receipt of written notice of the information with respect to all material amendments or modifications thereto, in each case as contemplated by
Section 4.02(b) above.

         (e) Parent shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than the Company) conducted heretofore with respect to any of the foregoing. Parent shall not release any third party from the confidentiality provisions of any confidentiality agreement to which Parent is a party in respect of any information delivered by Parent in connection with any Acquisition Proposal.

         (f) Parent shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02.

         SECTION 4.03. Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, except as set forth in Section 4.03 of the Company's Disclosure Schedule or unless Parent shall otherwise agree in writing, the Company shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, other than actions taken by the Company or its subsidiaries in contemplation of the Merger and acquisitions not prohibited by clause (b) below, and shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

               (a)  amend  or  otherwise   change  the  Company's   Articles  of
          Organization or By-Laws;

               (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organiza-
         tion or division thereof, or otherwise acquire or agree to acquire any assets of any other person which, in any such case, would materially delay or prevent the consummation of the transactions contemplated by this Agreement;

               (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, and except that the Company may declare and pay cash dividends of $0.05 per quarter consistent with past practice; or

               (d) take or agree in writing or otherwise to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         SECTION 4.04. No Solicitation by the Company. (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage the initiation of any inquiries or proposals regarding any Change of Control Proposal. "Change of Control Proposal" means (i) any merger or any acquisition of any capital stock of the Company (including without limitation by way of a tender offer) or similar transactions involving the Company as a result of which the shareholders of the Company immediately prior to the consummation of such transaction would own less than 50% of the voting stock of the Company or, if the Company is not the surviving corporation, the surviving corporation immediately following the consummation of such transaction or (ii) the sale of all or substantially all of the assets of the Company. Nothing contained in this
Section 4.04(a) shall prevent the Board of Directors of the Company from (i) considering, negotiating, approving and recommending to the shareholders of the Company a bona fide Change of Control Proposal not solicited in violation of this Agreement, (ii) taking and disclosing to its shareholders a position contemplated by Exchange Act Rule 14e-2 or (iii) making any disclosure to its shareholders; provided that, as to each of clauses (i), (ii) and (iii), the Board of Directors of the Company determines in good faith (upon advice of independent counsel) such action is necessary for it to act in a manner consistent with its fiduciary duties under applicable law.

         (b) The Company shall promptly notify Parent after receipt of any Change of Control Proposal, or any modification of or amendment to any Change of Control Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with a Change of Control Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, a Change of Control Proposal. Such notice to the Company shall be made orally and in writing, and shall indicate the identity of the person making the Change of Control Proposal or intending to make a Change of Control Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Change of Control Proposal or modification or amendment to a Change of Control Proposal, and whether the Company is providing or intends to provide the person making the Change of Control Proposal with access to information concerning the Company as provided in Section 4.04(c).

         (c) If the Board of Directors of the Company receives a request for material nonpublic information by a person who makes a bona fide Change of Control Proposal, and the Board of Directors determines in good faith and upon the advice of independent counsel that it is required to cause the Company to act as provided in this Section 4.04(c) in order for the Board of Directors to act in a manner consistent with its fiduciary duties, then, provided the person making the Change of Control Proposal has executed a confidentiality agreement substantially similar to the one then in effect between the Company and Parent, the Company may provide such person with access to information regarding the Company.

         (d) Anything to the contrary in this Section or elsewhere in this Agreement notwithstanding, the Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by such Board of Directors of this Agreement, the Merger or any of the other transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Change of Control Proposal or (iii) cause the Company to enter into any agreement with respect to any Change of Control Proposal, except (x) upon the advice of independent counsel that it is required to cause the Company to act as provided in this
Section 4.04(d) in order for the Board of Directors to act in a manner consistent with its fiduciary duties and (y) with respect to the approval or recommendation of any Change of Control Proposal or entering into any agreement with respect to any Change of Control Proposal, after the third business day following Parent's receipt of written notice of the information with respect to such Change of Control Proposal, and, if applicable, the second business day after Parent's receipt of written notice of the information with respect to all material amendments or modifications thereto, in each case as contemplated by
Section 4.04(b) above.

         (e) The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.04.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS


         SECTION 5.01. Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus and the Registration Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall file with the SEC a combined proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate) relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the shareholders of the Company pursuant to this Agreement, and the approval by the shareholders of Parent of the Reverse Stock Split, the Share Amendment, the issuance of Parent Common Stock in the Merger, the Parent Name Change and the New Parent Director Election, and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Joint Proxy Statement/Prospectus shall include the recommendation of the Boards of Directors of the Company and Parent in favor of the Merger and the other transactions contemplated hereby, as applicable, subject to the last sentence of Section 5.02 and Section 5.03(d).

         SECTION 5.02. Company Shareholders Meeting. The Company shall call the Company Shareholders Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Company Shareholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel, the Company shall solicit from its shareholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated thereby, and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

         SECTION 5.03. Parent Shareholders Meeting. (a) Parent shall call the Parent Shareholders Meeting as promptly as practicable, and Parent shall use its reasonable best efforts to hold the Parent Shareholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective.

         (b) The Parent Shareholders Meeting shall be called for the following purposes:

               (i) to approve a consolidation of the Parent Common Stock (the "Reverse Stock Split") such that, immediately prior to (but conditioned upon the occurrence of) the Effective Time, each share of Parent Common Stock, par value $.10 per share, shall be consolidated in the ratio (the "Reverse Stock Split Ratio") equal to (subject to Section 7.01(n)) one share of Parent Common Stock, par value $.20 per share, for each 2.0776 shares of Parent Common Stock, par value $.10 per share (with the resulting number of shares of each registered holder being rounded down to the nearest whole number and with each registered holder being entitled to receive from Parent in respect of any fractional shares of Parent Common Stock an amount in cash (without interest) equal to such fraction multiplied by the closing price per share of Parent Common Stock on the NYSE on the date of the Effective Time);

               (ii) to approve (A) an increase in or reorganization of the authorized number of shares of Parent Common Stock (the "Share Amendment"), immediately following the Reverse Stock Split and prior to (but conditioned upon the occurrence of) the Effective Time, in an amount not less than is required to issue the Parent Common Stock, par value $.20 per share, in the Merger, as contemplated by this Agreement, either by (x) the creation of additional authorized shares of Parent Common Stock, par value $.20 per share, or (y) the sub-division and consolidation of Parent Convertible Preference Stock and/or Parent Exchangeable Preference Stock into shares of Parent Common Stock, par value $.20 per share, and (B) any changes to Parent's Bye-Laws necessary to reflect such increase;

               (iii) to authorize and approve the issuance by Parent of the Parent Common Stock in the Merger, as contemplated by this Agreement;

               (iv) to approve a change in the name of Parent to Tyco International Ltd., effective upon the Effective Time of the Merger or as soon thereafter as practicable (the "Parent Name Change"); and

               (v) to remove all of the directors of Parent in office immediately prior to the Effective Time and to elect as directors of Parent, to take office as of the Effective Time, the persons set forth on or designated in accordance with Annex A to this Agreement to serve until the next annual shareholders meeting of Parent (the "New Parent Director Election");

provided, that none of the matters set forth in the foregoing clauses (i) through (v) shall be deemed approved by the shareholders of the Parent unless all of them are so approved.

         (c) Parent shall take all action required for the nomination of the persons set forth on or designated in accordance with Annex A for election as directors of Parent at the Parent Shareholders Meeting.

         (d) Unless otherwise required under the applicable fiduciary duties of the directors of Parent, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel, Parent shall solicit from its shareholders proxies in favor of the Reverse Stock Split, the Share Amendment, the issuance of Parent Common Stock in the Merger, the Parent Name Change and the New Parent Director Election, and shall take all other action necessary or advisable to secure the vote or consent of shareholders to obtain such approvals.

         SECTION 5.04. Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the respective confidentiality letters, dated March 5, 1997 (the "Confidentiality Letter"), between Parent and the Company.

         SECTION 5.05. Consents; Approvals. The Company and Parent shall each use their best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

         SECTION 5.06. Agreements with Respect to Affiliates. (a) The Company shall deliver to Parent, as soon as practicable, a letter (the "Company Affiliate Letter") identifying all persons who are anticipated to be, at the time of the Company Shareholders Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145") or the rules and regulations of the SEC relating to pooling of interests accounting treatment for merger transactions (the "Pooling Rules"). The Company shall use its best efforts to cause each person who is identified as an "affiliate" in the Company Affiliate Letter to deliver to Parent, no less than 35 days prior to the date of the Company Shareholders Meeting, a written agreement (a "Company Affiliate Agreement") in connection with restrictions on affiliates under Rule 145 and pooling of interests accounting treatment, in form mutually agreeable to the Company and Parent.

         (b) Parent shall deliver to the Company, as soon as practicable, a letter (the "Parent Affiliate Letter") identifying all persons who are anticipated to be, at the time of the Parent Shareholders Meeting, "affiliates" of Parent for purposes of the Pooling Rules. Parent shall use its best efforts to cause each person who is identified as an "affiliate" in the Parent Affiliate Letter to deliver to the Company, no less than 35 days prior to the date of the Parent Shareholders Meeting, a written agreement (a "Parent Affiliate Agreement") in connection with restrictions on affiliates under pooling of interests accounting treatment, in form mutually agreeable to the Company and Parent.

         SECTION 5.07. Indemnification and Insurance.

         (a) Company Indemnification and Insurance. (i) The By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company or any of its subsidiaries, unless such modification is required by law.

         (ii) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Organization or ByLaws, indemnify and hold harmless, each present and former director or officer of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Restated Articles of Organization or By-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (A) any counsel retained by the Indemnified Parties shall be reasonably satisfactory to the Surviving Corporation, (B) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (C) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and
provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of Indemnified Persons who among them have no such conflict) may retain one separate law firm.

         (iii) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms comparable to those now applicable to directors and officers of the Company or any of its subsidiaries; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 200% of the annual premium.

         (iv) From and after the Effective Time, Parent shall guarantee the obligations of the Surviving Corporation under this Section.

         (v) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

         (b) Parent Indemnification and Insurance. (i) The Bye-Laws of Parent which contain the provisions with respect to indemnification shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Parent or any of its Subsidiaries, unless such modification is required by law.

         (ii) Parent shall, to the fullest extent permitted under applicable law or under Parent's Memorandum of Association or Bye-Laws, indemnify and hold harmless, each present and former director or officer of Parent or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in Parent's Memorandum of Association or Bye-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (A) any counsel retained by the Indemnified Parties shall be reasonably satisfactory to Parent, (B) after the Effective Time, Parent shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (C) Parent will cooperate in the defense of any such matter; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of Indemnified Persons who among them have no such conflict) may retain one separate law firm.

         (iii) For a period of six years after the Effective Time, Parent shall maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Parent's directors' and officers' liability insurance policy (a copy of which has been made available to the Company) on terms comparable to those now applicable to directors and officers of Parent or any of its Subsidiaries; provided, however, that in no event shall Parent be required to expend in excess of 200% of the annual premium currently paid by Parent for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent shall purchase a policy with the greatest coverage available for such 200% of the annual premium.

         (iv) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit Parent and the Indemnified Parties, shall be binding on all successors and assigns of Parent and shall be enforceable by the Indemnified Parties.

         SECTION 5.08. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.02(a) or 6.03(a) unless the failure to give such notice results in material prejudice to the other party.

         SECTION 5.09. Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by the Company or Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company.

         SECTION 5.10. Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE or as Parent or the Company determines to be reasonably necessary or appropriate in connection with any competing Acquisition Proposal or competing proxy solicitation, if it has used all reasonable efforts to consult with the other party.

         SECTION 5.11. Listing of Shares of Parent Common Stock. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

         SECTION 5.12. Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time, and the Surviving Corporation shall be responsible for the payment of all such taxes and fees.

         SECTION 5.13. Accountant's Letters. Upon reasonable notice from the other, the Company shall use its best efforts to cause Coopers & Lybrand to deliver to Parent, and Parent shall use its best efforts to cause Coopers & Lybrand to deliver to the Company, a letter covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

         SECTION 5.14. Pooling Accounting Treatment. Parent and the Company each agrees not to take any action that would reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests, and Parent and the Company each agrees to take such action as may be reasonably required to negate the impact of any past actions by Parent, the Company or their respective affiliates which would reasonably be expected to adversely impact the ability of Parent to treat the Merger as a pooling of interests. The taking by Parent or the Company of any action prohibited by the previous sentence, or the failure of Parent or the Company to take any action required by the previous sentence, if the Merger is not able to be accounted for as a pooling of interests because of such action or failure to take action, shall constitute a breach of this Agreement by such party for the purposes of Section 7.01(i).

         SECTION 5.15. Company Stock Options. The Company shall take such action as may be required under the Tyco International Ltd. Company 1995 Stock Option Plan and all other stock options plans of the Company such that, following the Effective Time, each Stock Option shall be treated in the manner described in
Section 1.06(c).

         SECTION 5.16 Parent Stock Options and Severance Arrangements. (a) Parent and the Company agree that at the Effective Time outstanding stock options ("Parent Options") listed on Section 2.11(c) of the Parent Disclosure Schedule shall be fully exercisable and that Parent shall take any and all action prior to the Effective Time as may be required to effectuate such result; provided that this shall not apply to any New Parent Options.

         (b) Parent and the Company further agree that consummation of the Merger shall constitute a "change of control" of Parent for purposes of the severance and other similar agreements which contain "change of control" provisions (the "Severance Agreements") and that, prior to the Effective Time, Parent and the Company agree to take any and all such actions as may be required to effectuate such result.

         Notwithstanding anything to the contrary contained in this Section 5.16, no transaction contemplated by this Section 5.16 shall be effected if any such transaction would reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

         SECTION 5.17. Rights. Prior to the Effective Time, at the election of the Company communicated to Parent not less than fifteen business days prior to the Parent Shareholders Meeting, Parent shall take such action as shall be required to either (i) amend the Shareholder Rights Plan to affirmatively provide that no Distribution Date (as such term is defined in the Shareholder Rights Plan) shall occur and no person shall become an Acquiring Person (as such term is defined in the Shareholder Rights Plan), by reason or as a result of the consummation of the Merger or any other transactions contemplated by this Agreement or (ii) redeem or otherwise terminate all outstanding Rights, such that all such Rights shall be of no further force and effect, and none of such Rights shall entitle any holder thereof to any rights, payments, distributions or other benefits whatsoever by reason or as a result of the consummation of Merger or any other transactions contemplated by this Agreement; provided, however, that if the Company shall communicate to Parent no such election, the Company shall be deemed to have communicated to Parent the election in clause
(i) above.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER


         SECTION 6.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

               (b) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company, and the Reverse Stock Split, the Share Amendment, the issuance of Parent Common Stock in the Merger, the Parent Name Change and the New Parent Director Election, shall have been approved by the requisite vote of the shareholders of Parent;

               (c) Reverse Stock Split and Share Amendment. All actions shall have been taken such that the Reverse Stock Split and the Share Amendment shall become effective immediately prior to (but conditioned upon the occurrence of) the Effective Time;

               (d) Listing. The shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

               (e) HSR Act. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

               (f) Governmental  Actions.  There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint (i) preventing or seeking to prevent consummation of the Merger or the effectiveness of the Reverse Stock Split, the Share Amendment or the New Parent Director Election, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or (iii) compelling or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), in each case as a result of the Merger or the transactions contemplated by this Agreement;

               (g) Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger or the effectiveness of the Reverse Stock Split, the Share Amendment or the New Parent Director Election illegal; and

               (h) Pooling Opinion. The Company and Parent shall have received a written opinion of Coopers & Lybrand, in form and substance reasonably satisfactory to each of them, to the effect that the Merger will qualify for accounting treatment as a pooling of interests. To the extent such a legal opinion is requested by Coopers & Lybrand, Davis Polk & Wardwell, counsel to Parent, shall have delivered its opinion, in form and substance reasonably satisfactory to Coopers & Lybrand, that Western Resources, Inc. is not an affiliate of Parent. Each party agrees to make reasonable and necessary representations and covenants in connection with the rendering of the opinion of Coopers & Lybrand, and Parent shall make reasonable and necessary representations in connection with the rendering of the opinion of Davis Polk & Wardwell.

         SECTION 6.02. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

               (a)  Representations  and  Warranties.  The  representations  and warranties of the Company  contained in this  Agreement  shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), and (iii) where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company;

               (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company;

               (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, etc. would not reasonably be expected to have a Material Adverse Effect on the Company or Parent; and

               (d) Company Affiliate Agreements. Parent shall have received from each person who is identified in the Company Affiliate Letter as an "affiliate" of the Company a Company Affiliate Agreement, and such Company Affiliate Agreement shall be in full force and effect.

         SECTION 6.03. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

               (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), and (iii) where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Parent;

               (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Parent;

               (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub, except where the failure to receive such consents, etc. would not reasonably be expected to have a Material Adverse Effect on the Company or Parent;

               (d) Parent Affiliate Agreements. The Company shall have received from each person who is identified in the Parent Affiliate Letter as an "affiliate" of Parent a Parent Affiliate Agreement, and such Parent Affiliate Agreement shall be in full force and effect; and

               (e) Rights. The Shareholder Rights Plan shall have been amended or the Rights shall have been redeemed or otherwise terminated, as provided in Section 5.17.

                                   ARTICLE VII

                                   TERMINATION


         SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval hereof or of the transactions contemplated hereby by the shareholders of the Company or Parent:

               (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

               (b) by either Parent or the Company if the Merger shall not have been consummated by August 15, 1997 (provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

               (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, the Reverse Stock Split, the Share Amendment, the Parent Name Change or the New Parent Director Election (provided that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party who has not complied with its obligations under Section 5.09 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

               (d) by Parent, if the requisite vote of the shareholders of the Company shall not have been obtained by August 15, 1997, or by the Company, if the requisite vote of the shareholders of Parent shall not have been obtained by August 15, 1997; or

               (e) by the Company, if (i) the Board of Directors of Parent shall withdraw, modify or change its approval or recommendation of this Agreement, the Merger or the other transactions contemplated hereby in a manner adverse to the Company or shall have resolved to do so; (ii) the Board of Directors of Parent shall have recommended to the shareholders of Parent an Alternative Transaction (as hereinafter defined); or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Parent Common Stock is commenced (other than by the Company or an affiliate of the Company) and the Board of Directors of Parent recommends that the shareholders of Parent tender their shares in such tender or exchange offer; or

               (f) by Parent, if the Board of Directors of Parent shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to the Company or shall have resolved to do so, in each case in compliance with the provisions of Section 4.02; or

               (g) by Parent or the Company, if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.02(a) or 6.03(a), as the case may be, would not be satisfied (a "Terminating Misrepresentation"); provided, that, if such Terminating Misrepresentation is curable prior to August 15, 1997 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(g); or

               (h) by Parent, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.02(a) would not be satisfied, or by the Company, if any representation or warranty of Parent shall have become untrue such that the condition set forth in Section 6.03(a) would not be satisfied, in either case other than by reason of a Terminating Breach (as hereinafter defined); provided that if any such Terminating Misrepresentation is curable prior to August 15, 1997 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(h); or

               (i) by Parent or the Company, upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, such that the conditions set forth in Sections 6.02(b) or 6.03(b), as the case may be, would not be satisfied (a "Terminating Breach"); provided, that, if such Terminating Breach is curable prior to August 15, 1997 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this
          Section 7.01(i);

               (j) by Parent, if the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement, the Merger or the other transactions contemplated hereby in a manner adverse to Parent or shall have resolved to do so; or

               (k) by the Company, if the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so, in each case in compliance with the provisions of Section 4.04; or

               (l) by Parent or the Company, if the 10-Day Reference Price (as defined below) for any 10 consecutive trading day period commencing on or after April 8,

          1997 shall be below $56; provided, however, that such right to terminate pursuant to this subsection (l) may only be exercised in respect of any such 10-day period within three trading days following the expiration of such 10-day period; and provided further that the right of Parent or the Company to terminate pursuant to this subsection (l) shall be a continuing one and may be exercised at any time that the conditions set forth in this subsection are satisfied notwithstanding that the Company or Parent, as the case may be, has not exercised its right to terminate pursuant to this subsection at any prior time that such conditions were satisfied;

               (m) by the Company, if the 10-Day Reference Price for the 10 consecutive trading days ending on the fourth trading day prior to the Parent Shareholders Meeting (the "Final 10-Day Reference Price") is less than $56, and the Company has not agreed to change the Reverse Stock Split Ratio as provided in clause (y) of subsection (n) below; or

               (n) by Parent, if (x) the Final 10-Day Reference Price is less than $56 and (y) on or before the second trading day prior to the date of the Parent Shareholders Meeting, the Company has not agreed by notice to Parent in writing to change the Reverse Stock Split Ratio so that each share of Parent Common Stock, par value $.10 per share, shall be consolidated in the ratio of one share of Parent Common Stock, par value $.20 per share, for a number of shares of Parent Common Stock, par value $.10 per share, not greater than the number determined by dividing the Final 10-Day Reference Price by $27; provided that, the Reverse Stock Split Ratio shall thereafter, for all purposes of this Agreement, be deemed to be such ratio.

         "10-Day Reference Price" means the average of the Daily Per Share Prices (as hereinafter defined) for any ten consecutive trading days. The "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices on the NYSE of Company Common Stock (as reported in the NYSE Composite Transactions) for that day.

         As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than the Company or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding shares of any class of equity securities of Parent, or, in the case of any person (or group of persons other than the Company and its affiliates) which has filed a statement on Schedule 13D as of the date of this Agreement indicating that it is the beneficial owner of more than 25% of the outstanding shares of Parent Common Stock, would acquire an additional 5% or more of such securities, whether from Parent or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Parent pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of Parent or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Parent and the entity surviving any merger or business combination including any of them) of Parent, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of

Parent and its subsidiaries, taken as a whole, immediately prior to such transaction; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

         SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 7.03 and Section 8.01 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

         SECTION  7.03.  Fees and  Expenses.  (a)  Except  as set  forth in this
Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

         (b) Parent shall pay the Company a fee of $150 million (the "Fee"), plus the Company's actual, documented and reasonable out-of-pocket expenses relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisers) ("Expenses"), but in no event shall such Expenses exceed $7,500,000, upon the first to occur of any of the following events; provided that no Fee or Expenses shall be payable pursuant to this Section 7.03(b) if this Agreement has been previously terminated and such previous termination did not entitle the Company to receive a Fee pursuant to this Section 7.03(b):

               (i) the Final 10-Day Reference Price is equal to or greater than $56 and either (x) the shareholders of Parent shall not have approved each of the Reverse Stock Split, the Share Amendment, the issuance of Parent Common Stock in the Merger, the Parent Name Change and the New Parent Director Election on or before August 15, 1997 or (y) the shareholders of Parent shall have affirmatively disapproved any of such actions at any time on or before August 15, 1997; or

               (ii)  the   shareholders   of  Parent  shall  have   approved  an
          Acquisition Proposal (other than with the Company or its affiliates) on or before August 15, 1997; or

               (iii) if following the termination of this Agreement by the Company pursuant to Section 7.01(l), Parent shall accept and consummate an Acquisition Proposal at a price per share of Parent Common Stock in excess of $29, which Acquisition Proposal is publicly announced within 60 days of such termination; or

               (iv) the termination of this Agreement by the Company pursuant to
          Section 7.01(e); or

               (v) the  termination  of this  Agreement  by Parent  pursuant  to
          Section 7.01(f); or

               (vi) the termination of this Agreement by the Company pursuant to
          Section 7.01(i).

         (c) The Company shall pay Parent a fee of $150 million (the "Fee"), plus Parent's actual, documented and reasonable out-of-pocket expenses relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisers) ("Expenses"), but in no event shall such Expenses exceed $7,500,000, upon the first to occur of any of the following events; provided that no Fee or Expenses shall be payable pursuant to this
Section 7.03(c) if this Agreement has been previously terminated and such previous termination did not entitle Parent to receive a Fee pursuant to this
Section 7.03(c):

         (i) the shareholders of Parent shall have approved each of the Reverse Stock Split, the Share Amendment, the issuance of Parent Common Stock in the Merger, the Parent Name Change and the New Parent Director Election on or before August 15, 1997 and either (x) the shareholders of the Company shall not have approved and adopted this Agreement by August 15, 1997 or (y) the shareholders of the Company shall have affirmatively disapproved this Agreement at any time on or before August 15, 1997; or

               (ii) the  termination  of this  Agreement  by Parent  pursuant to
          Section 7.01(j); or

               (iii) the termination of this Agreement by the Company pursuant to Section 7.01(k); or

               (vi) the  termination  of this  Agreement  by Parent  pursuant to
          Section 7.01(i).

         (d) Upon a termination of this Agreement by Parent pursuant to Section 7.01(g), the Company shall pay to Parent the Expenses of Parent relating to the transactions contemplated by this Agreement, but in no event more than $7,500,000. Upon a termination of this Agreement by the Company pursuant to
Section 7.01(g), Parent shall pay to the Company the Expenses of the Company relating to the transactions contemplated by this Agreement, but in no event more than $7,500,000.

         (e) The Fee  and/or  Expenses  payable  pursuant  to  Section  7.03(b),
Section 7.03(c) or Section 7.03(d) shall be paid within three business days after the first to occur of any of the events described in Section 7.03(b),
Section 7.03(c) or Section 7.03(d); provided that, in no event shall Parent or the Company, as the case may be, be required to pay such Fee and/or Expenses to the other party if, immediately prior to the termination of this Agreement, the party entitled to receive such Fee and/or Expenses was in material breach of its obligations under this Agreement.


                                  ARTICLE VIII

                               GENERAL PROVISIONS


         SECTION 8.01. Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc. (a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Article VIII and Section 5.07 and Section
5.16  shall  survive  the  Effective  Time  indefinitely  and those set forth in
Section 7.03 shall survive termination indefinitely. The Confidentiality Letter shall survive termination of this Agreement as provided therein.

         (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent.

         SECTION 8.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a person as shall be specified by like notice):

               (a) If to Parent or Merger Sub:

                   ADT Limited
                   Cedar House
                   41 Cedar House
                   Hamilton HM 12 Bermuda
                   Attention:  John D. Campbell, Esq.

                   Telecopier No.:  (441) 292-8666
                   Telephone No.:  (441) 295-2244

               With a copy to:

                   Davis Polk & Wardwell
                   450 Lexington Avenue
                   New York, New York  10017
                   Telecopier No.:  (212) 450-4800
                   Telephone No.:  (212) 450-4000
                   Attention:  J.J. McCarthy, Esq.

               (b) If to the Company:

                           Tyco International Ltd.
                           One Tyco Park
                           Exeter, NH  03833

                           Telecopier No.:  (603) 778-7330
                           Telephone No.:  (603) 778-9700
                           Attention:  Chairman

                  With a copy to:

                  Kramer, Levin, Naftalis & Frankel
                  919 Third Avenue
                  New York, NY  10022
                  Telecopier No.:  (212) 715-8000
                  Telephone No.:  (212) 715-9100
                  Attention:  Joshua M. Berman, Esq.

         SECTION 8.03. Certain Definitions. For purposes of this Agreement, the term:

               (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the
          Company (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

               (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understand-ing, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

               (c) "business day" means any day other than a day on which banks in the City of New York, Borough of Manhattan are required or authorized to be closed;

               (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

               (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

               (f) "subsidiary" or "subsidiaries" of the Company,  the Surviving
          Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 8.06. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.07. Severability. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         (b) The Company and Parent agree that the Fees provided in Section 7.03(b) and 7.03(c) are fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of any such Fee exceeds the maximum amount permitted by law, then the amount of such Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

         SECTION 8.08. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         SECTION 8.09. Assignment; Merger Sub. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Merger Sub hereunder may be assigned to any direct, wholly-owned subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

         SECTION 8.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.07 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties) and Section 5.16 (which is intended to be for the benefit of the persons who are parties to the Parent Options and the Severance Agreements and may be enforced by such persons).

         SECTION 8.11. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 8.12. Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York.

         (b) Each of the parties hereto submits to the non-exclusive jurisdiction of the federal courts of the United States and the courts of the State of New York located in the City of New York, Borough of Manhattan solely with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

         SECTION 8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.







                     [This space intentionally left blank.]

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                            ADT LIMITED


                                            By
                                               -----------------------------
                                                   Name:
                                                   Title:



                                            LIMITED APACHE, INC.


                                            By
                                               -----------------------------
                                                   Name:
                                                   Title:


                                            TYCO INTERNATIONAL LTD.


                                            By
                                               -----------------------------
                                                   Name:
                                                   Title:

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                               ADT LIMITED


                               By   /s/ Stephen J. Ruzika
                                 -----------------------------
                                  Name:   Stephen J. Ruzika
                                  Title:  Chief Financial Officer and
                                          Executive Vice President



                                LIMITED APACHE, INC.


                               By   /s/ Stephen J. Ruzika
                                 -----------------------------
                                  Name:   Stephen J. Ruzika
                                  Title:  Vice President



                               TYCO INTERNATIONAL LTD.


                               By   /s/ Barbara S. Miller
                                 -----------------------------
                                  Name:   Barbara S. Miller
                                  Title:  Vice President-Treasurer

                                                                         ANNEX A

         The following persons shall be nominated for election pursuant to the New Parent Director Election (as defined in Section 5.03):

               (i) The current Chairman of the Board and Chief Executive Officer of the Company and each other member of the Board of Directors of the Company serving on the date of this Agreement, or any other person selected by the Company and reasonably acceptable to Parent, such that the total number of directors nominated in accordance with this clause
          (i) shall be eight (8); and

               (ii) The current Chairman of the Board and Chief Executive Officer of Parent and any two independent members of the Board of Directors of Parent serving on the date of this Agreement, or any other person selected by Parent and reasonably acceptable to the Company, such that the total number of directors nominated in accordance with this clause (ii) shall be three (3).

                                                                         ANNEX B



ADT Holdings, Inc.
ADT Operations, Inc.
ADT Security Services, Inc.
ADT Automotive Holdings, Inc.
ADT Automotive, Inc.
ADT Security Services Canada, Inc.
ADT Group N.V.
ADT Holdings B.V.
ADT Services AG
ADT Monitoring Services AG
ADT Franchising AG
ADT (UK) Holdings plc
ADT Finance plc
Electric Protection Services Limited
Modern Security Systems Ltd.
Sandalwood
ADT Luxembourg SA

                                                                         ANNEX C


Carlisle Plastics, Inc.
The Earth Technology Corporation (USA)
Grinnell Corporation
Allied Tube & Conduit Corp.
Ludlow Corporation
Mueller Co.
Simplex Technologies
Water Holdings Corp.
Ansul, Incorporated